Exhibit 10.27

Execution Version

BOARD REPRESENTATION AGREEMENT

This Board Representation Agreement (this “Agreement”) is made as of June 30, 2016, between Professional Diversity Network, Inc., a Delaware corporation (the “Company”), and White Winston Select Asset Funds, LLC, a Delaware limited liability company (the “Investor”).

Background

The Company and the Investor desire to enter into this agreement pursuant to which the Investor will have certain rights to designate persons (the “Investor Nominees”) to be nominated for election to the Company’s Board of Directors (the “Board”) provided the Investor meets the requirements set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Terms and Conditions

Section 1.          Definitions.

“Affiliate” means, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including without limitation any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such person.

“Annual Meeting” means each annual meeting of the Company’s stockholders or any other meeting of the Company’s stockholders at which Directors are to be elected, and every continuation thereof.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, NY are authorized or required by applicable law to close.

“Bylaws” means the Company’s Amended and Restated Bylaws, as in effect on the date hereof, as the same may be amended, restated or repealed or replaced from time to time.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof, as the same may be amended or restated from time to time.

“Closing Market Capitalization” shall be calculated by multiplying (a) the number of shares of Common Stock issued and outstanding as of the applicable date, by (b) the closing price of a share of Common Stock as of such date.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Corporate Transaction” means (a) a sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (b) a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of the Company’s equity securities immediately prior to such merger or consolidation continue to hold a majority of the voting power of the Company’s or the surviving or acquiring entity’s equity securities) or (c) a transfer (whether by merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting power of the Company (or the surviving or acquiring entity) and such transaction(s) was not part of a bona fide debt or equity financing transaction(s) undertaken to fund the Company’s ongoing operations.

“Credit Facility” means the Master Credit Facility, dated as of March 30, 2016, by and between the Company and the Investor

   “Investor’s Debt Investment” means (a) on the initial Representation Date (defined herein), the principal amount outstanding under the Credit Facility as of the close of business on such date and (b) on each subsequent Representation Date, the average principal amount outstanding under the Credit Facility during the ninety (90) days immediately prior to such date (or, if short, the number of days since commencement of the Representation Term (defined herein)).

“Investor’s Interest” means the amount, expressed as a percentage, equal to the sum of (a) sixty-percent (60%) of (i) the Investor’s Debt Investment divided by (ii) the sum of the Closing Market Capitalization and the Investor’s Debt Investment plus (b) the Investor’s percentage interest in the Company’s outstanding Common Stock as of a given date, as determined by dividing (i) the number of issued and outstanding shares of Common Stock then beneficially owned by the Investor plus (without duplication) the number of issued and outstanding shares of Common Stock over which the Investor has voting control, by (ii) the number of shares of Common Stock then issued and outstanding.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture and an unincorporated organization.

“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and, in each case, the rules and regulations promulgated thereunder.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law).

Section 2.          Term and Termination.

(a)          This Agreement shall take effect on the date hereof and continue until the Investor’s right to designate Investor Nominees terminates, as provided in Section 3 below, unless sooner terminated in the manner provided in this Section 2 (the “Term”).

(b)          This Agreement will automatically terminate and be of no further effect immediately prior to and effective upon consummation of a Corporate Transaction.

(c)          The Company may terminate this Agreement if the Investor is in material breach of its obligations hereunder and fails to cure such breach within thirty (30) days of receipt of written notice of the breach from the Company.

Section 3.          Investor Nominees.

(a)          The Investor shall have the right to designate a number of Investor Nominees during the period (the “Representation Term”) commencing on the date that the Investor’s Debt Investment first exceeds $2.0 million (the “Investment Triggering Event”) and ending at such time as the Investor’s Interest falls below five percent (5%) (whether as a result of dilution (subject to Section 9 of this Agreement), Transfer or otherwise) for sixty (60) consecutive days (the “Investor Nominee Termination Event”).

(b)          The number of Investor Nominees the Investor shall have the right to designate shall first be determined as of the close of business on the date of the Investment Triggering Event and thereafter shall be determined as of the close of business on the record date for each meeting of the stockholders during the Representation Term at which directors of the Company are to be elected (each such date, a “Representation Date”). Subject to the terms and conditions of this Agreement, from and after the date of the Investment Triggering Event until the date of an Investor Nominee Termination Event, the Investor shall have the right to designate up to a number of Investor Nominees equal to (x) the Investor’s Interest multiplied by (y) the total number of Directors on the Board at the time of the nomination, including any vacancies that may have occurred since the prior annual meeting and remain unfilled, rounded to the nearest whole number.  Notwithstanding the foregoing, for so long as the calculation of the Investor’s Interest includes the Investor’s Debt Investment and no Event of Default (as defined under the Credit Facility) has occurred, the number of Investor Nominees that the Investor shall have the right to designate shall not exceed two (2) Investor Nominees.

(c)          If an Event of Default (as defined under the Credit Facility) has occurred and is continuing, in addition to the Investor Nominees the Investor is entitled to designated pursuant to paragraph (b) above, the Investor shall be entitled to designate an additional two (2) Investor Nominees.

(d)          Notwithstanding paragraphs (b) and (c) above, in no event shall the aggregate number of Investor Nominees the Investor is entitled to designate exceed (i) if the Board is then comprised of an odd number of Directors, then 50% of the number of Directors, rounded down to the nearest whole number and (ii) if the Board is then comprised of an even number of Directors, then one less than half the number of Directors.

(e)          If the Investor is entitled to nominate more than one (1) Investor Nominee, no more than one (1) of the Investor Nominees may be an Affiliate of the Investor. If the Investor is entitled to nominate more than two (2) Investor Nominees, no more than one (1) of the Investor Nominees may be an Affiliate of the Investor. If the Investor is entitled to nominate more than three (3) Investor Nominees, no more than two (2) of the Investor Nominees may be an Affiliate of the Investor (each, an “Affiliate Nominee”) and not more than one (1) of the Affiliate Nominees may be a director, manager, officer or other employee of the Investor (an “Investor Insider”). Notwithstanding anything to the contrary herein, the Investor will not nominate as an Investor Nominee any individual who previously served as a Director of the Company (provided that such restriction shall not preclude the Investor from nominating a previous Investor Nominee for re-election as a Director).

(f)          If less than all of the Directors will be elected at an Annual Meeting, the number of Investor Nominees the Investor shall be entitled to designate for election at such Annual Meeting shall equal the lesser of (i) the total number of Investor Nominees the Investor has the right to designate to the Board minus the number of Investor Nominees then serving as Directors whose term will continue past the Annual Meeting and (ii) the number of Directors to be elected at such Annual Meeting multiplied by a fraction, the numerator of which is the total number of Investor Nominees the Investor has the right to designate to the Board and the denominator of which is the total number of Directors, and then rounded up to the nearest whole number.

(g)          The Company shall give the Investor at least one hundred twenty (120) days’ prior written notice of the date of each Annual Meeting (other than with respect to the 2016 Annual Meeting) and the Investor shall designate the Investor Nominees by giving written notice to the Company not later than the ninetieth (90th) day before the date of the Annual Meeting (other than with respect to the 2016 Annual Meeting). The Investor shall cause each Investor Nominee to execute and deliver to the Board, prior to such person being nominated for election as a Director, an irrevocable resignation letter that shall be effective automatically upon the occurrence of an Investor Nominee Termination Event.

(h)          Subject to the exceptions below, the Board shall include the Investor Nominee(s) in the slate of nominees recommended to the Company’s stockholders for election as directors (a “Director”) at the Annual Meeting. The Board shall not be obligated to nominate any Investor Nominee if the Board determines in good faith that such Investor Nominee does not satisfy the qualifications for serving on the Board generally applicable to all Directors. An Investor Nominee’s repeated failure to comply with the Company’s corporate policies (including, without limitation, its code of ethics and meeting attendance requirements), as such policies are applied to all Directors, shall be reasonable grounds for not nominating such person as a Director. Other than with respect to the issues set forth in this Section 3(e), the Board shall not have the right to refuse to nominate any Investor Nominee for election as a Director.

(i)          If the Board determines that an Investor Nominee does not satisfy the qualifications for serving on the Board generally applicable to all Directors, the Company shall notify the Investor in writing within three (3) Business Days of such determination, which notice shall set forth the Board’s rationale for such determination. The Investor shall have the right to designate a replacement Investor Nominee and the Company shall use its best efforts to include the new Investor Nominee in the slate of nominees recommended to the Company’s stockholders for election as a Director at the Annual Meeting; provided, however, that in no event shall the Company be obligated to postpone, reschedule or delay any scheduled Annual Meeting.

(j)          If an Investor Nominee is not elected to the Board (for any reason or no reason), or if an Investor Nominee is elected to the Board and subsequently ceases to be a Director (for any reason or no reason), the Investor shall be entitled to nominate a replacement Investor Nominee pursuant to the terms and conditions of this Agreement and, subject to Section 3(f) and Section 3(i), the seat on the Board for which such original Investor Nominee was nominated shall remain vacant until filled by an Investor Nominee

(k)          Any designation of the Investor Nominees as a member of any committee of the Board shall be at the discretion of the Board.

(l)          Upon the occurrence of a failure(s) set forth above, the Company shall promptly notify the Investor and permit the Investor to provide a replacement Investor Nominee sufficiently in advance of any Board action and the Annual Meeting and the Company shall use its best efforts to perform its obligations under Section 5(a) with respect to such replacement Investor Nominee; provided, however, that in no event shall the Company be obligated to postpone, reschedule or delay any scheduled Annual Meeting.

Section 4.          Investor Pro Rata Right.

(a)          During the Term, the Investor shall have the right to purchase a portion of (i) any shares of Common Stock and (ii) any warrants, options, debentures or other securities exercisable or exchangeable for or convertible into shares of Common Stock, that are offered for sale by the Company (the “New Securities”); provided that the foregoing shall not apply to: (i) shares of the Company’s common stock, restricted stock units, options or common stock equivalents issued to employees, officers or directors of the Company pursuant to any existing or future stock option, restricted stock, stock purchase or other equity compensation plan or arrangement, including, without limitation, employee inducement awards and deferred compensation arrangements, duly adopted for such purpose, by a majority of the non-employee members of the Company’s board of directors or a majority of the members of a committee of non-employee directors established for such purpose, and the issuance of common stock in respect of such restricted stock units, options or common stock equivalents, provided that the aggregate number of shares of common stock, (ii) securities (the Company’s common stock and common stock equivalents) issued upon the exercise, conversion or exchange of securities issued and outstanding on the date hereof; and (iii) securities (the Company’s common stock and common stock equivalents) issued or issuable in connection with strategic alliances, acquisitions, mergers, and strategic partnerships, provided, that (1) the primary purpose of such issuance is not to raise capital and (2) the purchasers or acquirers of the securities in such issuance do not include any affiliate of the Company or any of its subsidiaries. The number of New Securities the Investor shall be entitled to purchase shall equal (i) the number of shares of Common Stock offered for sale in the transaction multiplied by (ii) the Investor’s Interest at the end of the third (3rd) Business Day preceding the date the transaction is consummated.

(b)          Each time the Company proposes to offer for sale New Securities, the Company will deliver a notice (the “Offer Notice”) to the Investor, not less than thirty (30) days prior to the sale of such New Securities, stating (i) its bona fide intention to offer such New Securities, (ii) the type and amount of New Securities to be offered and (iii) the price and other terms and conditions upon which it proposes to offer such New Securities. The Investor shall exercise its right to purchase any or all of its proportionate share of the New Securities by providing written notice to the Company delivered not later than ten (10) days after receipt the Offer Notice.

Section 5.          Company Obligations.

(a)          Subject to the terms and conditions of this Agreement, the Company shall use its best efforts to ensure that (i) the Investor Nominee is included in the Board’s slate of nominees to the stockholders for election of Directors; and (ii) if approved by the Board, the Investor Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the Annual Meeting.

(b)          To the extent the Company purchases and maintains directors’ and officers’ liability insurance with respect to its Directors, then each Investor Nominee elected as a Director shall be covered thereunder.

(c)          Except as otherwise required by law or regulations, for so long as any Investor Nominee serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Director in a manner that reduces such rights of indemnification or exculpation.  The Company will enter into an indemnification agreement with any such Director on substantially the same terms and conditions as those generally applicable to all of the Company’s non-employee Directors.

Section 6.          Assignment; No Third Party Beneficiaries.  The Investor’s rights hereunder do not attach to the shares of Common Stock owned by the Investor.  Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, and any assignment in violation of this Agreement will be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 7.          Remedies.  The Company and the Investor shall be entitled to enforce their rights under this Agreement specifically and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Investor shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 8.          Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed certified mail (postage prepaid, return receipt requested) and by first class U.S. mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company or the Investor, as applicable at the addresses set forth below. Notices complying with the requirements of this Section 8 shall be deemed given when delivered personally, three days after deposit in the U.S. mail or one day after deposit with a reputable overnight courier service.

Address for the Investor:	White Winston Select Asset Funds 265 Franklin St., Suite 1702 Boston, MA 02110 Attn: Todd M. Enright Fax: 801-938-7540

with a copy to:	McCarter & English, LLP 265 Franklin St. Boston, MA 02110 Attention: Burt Winnick Fax: 617-326-3078

Notice for the Company:	Professional Diversity Network 801 West Adams Street, Suite 600 Chicago, IL 60607 Attention: James Kirsch

With a copy to:	Greenberg Traurig, LLP 77 West Wacker Drive, Suite 3100 Chicago, IL 60601 Attn: Stacey T. Kern Email: kerns@gtlaw.com Fax: 312-456-8435

Section 9.          Adjustments.  If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, stock options or recapitalization, appropriate adjustment(s) shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue.

Section 10.          No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 11.          No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and any Investor Nominee any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and any Investor Nominee.

Section 12.          Further Assurances.  Each of the parties hereby agrees that it will hereafter execute and deliver any further document as may be reasonably necessary or desirable to effectuate the purposes hereof.

Section 13.          Counterparts.  This Agreement may be executed in two or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 14.          Governing Law and Jurisdiction.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the exclusive jurisdiction and venue of the federal and state courts in the State of Delaware and the appellate courts to which orders and judgments thereof may be appealed.

Section 15.          Mutual Waiver of Jury Trial.  The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried by a judge sitting without a jury.

Section 16.          Complete Agreement; Inconsistent Agreements.  This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 17.          Amendment and Waiver.  Except as otherwise provided herein, no modification or amendment of any provision of this Agreement shall be effective against the Company or the Investor unless such modification or amendment is approved in writing by the Company and the Investor. No waiver of any provision of this Agreement shall be effective against the waiving party unless such waiver is in writing by such waiving party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18.          Headings. The headings in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Company:

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ Katherine Butkevich

Investor:

WHITE WINSTON SELECT ASSET FUNDS, LLC

By:	/s/ Todd M. Enright
T. M. Enright, Manager